Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Huntington Bancshares Incorporated on Form S-8 of our reports dated February 15, 2005 (March 1, 2005 as to Note 23), relating to the consolidated financial statements of Huntington Bancshares Incorporated and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Huntington Bancshares Incorporated for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Columbus, Ohio

June 28, 2005